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EXHIBIT 5.1

919 Third Avenue New York, NY 10022 Tel 212 909 6000 Fax 212 909 6836 www.debvoise.com

June 30, 2003

Riverwood Holding, Inc.
814 Livingston Court
Marietta, Georgia 30067

Ladies and Gentlemen:

        We have acted as special counsel to Riverwood Holding, Inc., a Delaware Corporation to be renamed Graphic Packaging Corporation (the "Company"), in connection with the merger (the "Merger") of Graphic Packaging International Corporation, a Colorado corporation ("Graphic") with and into Riverwood Acquisition Sub LLC ("Acquisition Sub"), a Delaware limited liability company and wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger, dated as of March 25, 2003, among the Company, Acquisition Sub and Graphic (the "Merger Agreement"). The Company has prepared a Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), which Registration Statement relates to the proposed issuance by the Company of certain shares (the "Shares") of the Company's Common Stock, par value $0.01 per share (together with the attached Series A Junior Participating Preferred Stock Purchase Rights, "Common Stock"), pursuant to the Merger Agreement.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        In connection with rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as basis for the opinion set forth herein, including, without limitation, (i) the Registration Statement, including the Proxy Statement/Prospectus; (ii) the form of the Restated Certificate of Incorporation of the Company pursuant to which each share of Class A common stock, par value $0.01 per share, of the Company and of Class B common stock, par value $0.01 per share, of the Company will be reclassified and converted into the right to receive 15.21 shares of the Company's Common Stock, (iii) the form of the Amended and Restated By-Laws of the Company; (iv) the form of the Rights Agreement to be entered into by and between the Company and Wells Fargo Bank Minnesota, National Association, as Rights Agent; (v) the Merger Agreement; (vi) resolutions of the Board of Directors of the Company relating to the transactions contemplated by the Registration Statement; (vii) a specimen certificate evidencing the Common Stock; and (viii) such other certificates, instruments and documents as we considered necessary or appropriate for the purposes of this opinion.

        In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of officers of the Company delivered to us and certificates and other statements or information of or from public officials and officers and representatives of the Company.

        For purposes of this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will be effective; (ii) the Merger Agreement will be approved by the Graphic stockholders; (iii) the Restated Certificate of Incorporation of the Company will be filed with the Secretary of State of the

State of Delaware; (iv) the certificates or articles of merger in appropriate form, which will give effect to the Merger, will be properly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Colorado, respectively; (v) the transactions contemplated by the Merger Agreement will be consummated; and (vi) the certificates representing the Shares will be manually signed by an authorized officer of the transfer agent for the Common Stock and will be registered by the registrar for the Common Stock and will conform to the specimen thereof we examined.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the conditions of the Merger set forth in the Merger Agreement have been satisfied and the Merger has been effected in accordance therewith, the Shares issued in exchange for shares of common stock of Graphic pursuant to the Merger will be validly issued, fully paid and non-assessable.

        The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect, and we do not express any opinion herein concerning any other laws.

        We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ DEBEVOISE & PLIMPTON Debevoise & Plimpton

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  EXHIBIT 5.1